UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

______________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

______________________________

Date of report (Date of earliest event reported):  January 23, 2013

LAKE SHORE BANCORP, INC.
(Exact name of registrant as specified in its charter)

United States (State or other jurisdiction of incorporation)	000-51821 (Commission File Number)	20-4729288 (IRS Employer Identification No.)

31 East Fourth Street, Dunkirk, NY 14048
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (716) 366-4070

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers;  Election of Directors;  Appointment of Certain Officers;  Compensatory Arrangements of Certain Officers

On January 23, 2013, the Board of Directors for Lake Shore Bancorp, Inc. (the “Company”), announced that Mr. Gary W. Winger, Vice Chairman will succeed Mr. Michael E. Brunecz as Chairman of the Board of Directors of  the Company and Lake Shore Savings Bank (the “Bank) effective at the Annual Meeting of Shareholders, to be held on May 22, 2013.  At that time, Mr. Winger will also succeed Mr. Brunecz as Chairman of the Board of Directors for Lake Shore, MHC, (the “MHC”) the mutual holding company that owns 61.4% of the Company’s outstanding common stock.  Mr. Brunecz, who has served on the Board since 1984, will be stepping down as a director on May 22, 2013 due to reaching the mandatory retirement age.  Mr. Brunecz has served as the Chairman of the Board since 1993, and over his tenure was a member of each of the Board’s committees.  He is the President of Office Concepts, Inc.

Mr. Winger has served on the Board of Directors since 1997, has served as the Vice Chairman since 2010 and is Chairman of the Compensation Committee and a member of the Audit Committee.  Mr. Winger is the principal of Compass Consulting, Inc., a firm that provides consulting services in the area of higher education.  Mr. Winger was previously the Dean of Administration and Chief Financial Officer for Jamestown Community College, as well as the Chief Development Officer and Executive Director of the Jamestown Community College Foundation.

In addition, the Company’s Board of Directors announced that James P. Foley, DDS, who has served as a director since 1983, will also be stepping down effective May 22, 2013 due to reaching the mandatory retirement age.  Dr. Foley has served as a former member of the Loan and Audit Committees and is a current member of the Asset Liability Committee.  He is a dentist in private practice in Dunkirk, New York.

The Company’s press release dated January 28, 2013, a copy of which is attached to this Current Report on Form 8-K as Exhibit 99.1, is incorporated herein by reference.

Item 9.01.      Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description

99.1	Press Release dated January 28, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAKE SHORE BANCORP, INC.

By:	/s/ Rachel A. Foley
Name:	Rachel A. Foley
Title:	Chief Financial Officer

Date: January 28, 2013